21X Investments LLC Acquires Controlling Interest in
                         Notify Technology Corporation

      SAN JOSE, Calif., May 30 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC Bulletin Board: NTFY) announced today that it was informed that 21X Investments LLC, an entity of which David Brewer, a director of the Company since February 2000, is the sole member and manager, has entered into a Securities Purchase Agreement with ComVest Venture Partners, L.P., Commonwealth Associates, L.P. and certain other shareholders of the Company on May 29, 2007. Mr. Brewer has advised the Company that as a result of this transaction 21X Investments LLC beneficially owns approximately 55.3% of the outstanding common stock of the Company.

      "I have been an investor in Notify for several years and I am encouraged by its business prospects" said Mr. Brewer. "Based on its positive cash flow and continuing wireless product sales growth, I am looking forward to a successful investment in Notify by my company, 21X Investments LLC."

      "We are very excited about David Brewer and his 21X Investment firm taking a majority stock interest in Notify's future business direction", said Paul DePond, President of Notify Technology. "At this time, I also want to thank Commonwealth Associates for their support over the past years."

      Additional details regarding the transaction will be included in a Current Report on Form 8-K to be filed shortly by the Company.

      About Notify Technology Corporation

      Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

SOURCE  Notify Technology Corporation
    -0-                    05/30/2007
/CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, jerry.rice@notifycorp.com/
/First Call Analyst: /
/FCMN Contact: /
/Web site:  http://www.notifycorp.com /
(NTFY)